Member Announcement

FHLB Des Moines Approves Third Quarter Regular Dividend and Special Dividend

On Thursday, November 11, 2010, the Federal Home Loan Bank of Des Moines Board of Directors approved payment of a regular dividend for the third quarter 2010 at an annualized rate of 2.00 percent of average capital stock for the quarter consistent with the past five quarters. The Board of Directors also approved payment of a special 2.00 percent dividend for the third quarter 2010.

Announcing the decision to pay a special dividend, Chairman of the Board Mick Guttau, said “The Board of Directors desire to pay a consistent and strong dividend to our cooperative members, as well as to grow retained earnings over time. Due to the Bank's strong financial performance and its retained earnings position through the third quarter, we considered it appropriate to declare a special dividend at this time.”

The Bank reported profits of $39.6 million and $83.2 million during the quarter and year-to-date periods ended September 30, 2010. The Bank's retained earnings totaled $529.2 million at September 30, 2010. The combined 4.00 percent dividend will total $23.1 million, which represents 58 percent of net income for the third quarter. Average three-month LIBOR and average Federal funds rates for the third quarter 2010 were 0.38 percent and 0.19 percent, respectively. The dividend will be paid on November 17, 2010.

On Wednesday, November 10, 2010, FHLB Des Moines filed its Third Quarter 2010 Form 10-Q with the Securities and Exchange Commission, which includes financial results for the third quarter ended September 30, 2010. Financial information concerning the Bank's results of operations for the most recently completed quarter is available at www.fhlbdm.com or www.sec.gov.

An overview of the Bank's financial results for the third quarter was provided in an 8-K earnings release filed with the SEC on October 28, 2010.